For period ending April 30, 2017


File number 811-8767
		UBS Money Series
					Limited Purpose
Cash Investment Fund Fund

Exhibit 77I

Terms of New Securities
During the period covered by this report, the registrant filed an amendment to its registration statement with the US Securities and Exchange Commission with respect to one new fund that had been established as a separate series; the amendment became effective during such period.
The new series is named as follows: Limited Purpose Cash Investment
Fund
The terms of the new securities are similar to those of the registrant's prior existing series. Although the new series is registered under the Investment Company Act of 1940, as amemded, shares of the new series are not registered under the Securities Act of 1933, as amended, and are privately placed with investors. The new series has its own separate investment objective and policies and is not part of a "master-feeder" arrangement.
Further information regarding the new fund is contained in its offering document which is part of the registraint's registration statement. Information regarding the new fund may be found in Amendment No.
55 to UBS Money Series' registration statement on Form N-1A as filed with the US Securities and Exchange Commission on November 16,
2016; SEC Accession No. 0001193125-16-769909.